EXHIBIT 10.27

THE PRESLEY COMPANIES

NON-QUALIFIED RETIREMENT PLAN

FOR OUTSIDE DIRECTORS

ARTICLE I

INTRODUCTION

This Non-Qualified Retirement Plan has been established to provide retirement income for eligible Outside Directors. This Plan shall be effective on November 12, 1992.

ARTICLE II

DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below:

2.1    “BOARD” shall mean the Board of Directors of The Presley Companies, a Delaware corporation.

2.2    “BENEFICIARY” shall ‘mean the person designated by a Participant on the form prescribed by the Committee to receive any survivor benefit payable under the Plan. In the absence of an effective designation, or if no named beneficiary shall survive the Participant, the beneficiary shall be the Participant’s Spouse, if surviving, or if there is no surviving Spouse, the Participant’s issue, per stirpes, or if there are no surviving issue, the Participant’s estate.

2.3    “COMMITTEE” shall mean the Executive Committee established by the Board. Any action required of the Board hereunder may be carried out by the Committee.

2.4    “CORPORATION” shall mean The Presley Companies, a Delaware corporation, or any person, firm or corporation which may hereafter succeed to the interests of The Presley Companies, a Delaware corporation, by merger, consolidation or otherwise, and which by appropriate action shall adopt the Plan.

2.5    “DISABILITY” shall mean, with respect to any Participant, an illness or other incapacitation which qualifies such Participant for disability benefits under the Social Security Act or which the Board or Committee determines precludes such Participant from fully discharging his responsibilities as a member of the Board.

2.6    “DISABILITY BENEFIT ENTITLEMENT DATE” shall mean the date determined in Section 5.3.

2.7    “EARLY BENEFIT ENTITLEMENT DATE” shall mean the date determined in Section 5.2.

2.8    “NORMAL BENEFIT ENTITLEMENT DATE” shall mean the date specified in Section 5.1.

2.9      “OUTSIDE DIRECTOR” shall mean a member of the Board who is not currently an officer or employee of the Corporation or any of its affiliates or subsidiaries.

2.10    “PARTICIPANT” shall mean an Outside Director eligible for participation in the Plan, who has not ceased to be a Participant, as provided in Article III.

2.11    “PLAN” shall mean The Presley Companies Retirement Plan for Outside Directors as it may be amended from time to time.

2.12    “PLAN YEAR” shall mean the calendar year.

2.13    “SPOUSE” shall mean the person to whom the Participant was legally married for at least thirty one (31) days immediately preceding the Participant’s death.

ARTICLE III

PARTICIPATION

3.1    Eligibility.  Each Outside Director shall become a Participant in the Plan on the first day of the month (i) in which he is first elected or appointed to membership on the Board or, (ii) if his service on the Board commences while he is employed by the Corporation or an affiliate or subsidiary thereof, on the first day of the month in which his retirement or resignation from the Corporation or its affiliate or subsidiary occurs. An Outside Director who ceases to be a Participant for any reason other than death or Disability prior to attaining seventy-two (72) years of age shall be entitled to receive a benefit under the Plan only if he has completed at least ten (10) years of service as an Outside Director.

3.2    Duration.  An Outside Director who becomes a Participant shall continue as a Participant until his service on the Board terminates for any reason.

ARTICLE IV

FUNDING

4.1    General Assets.  All amounts payable to Participants or their Beneficiaries hereunder shall be paid in cash from the general assets of the Corporation, and no special or separate fund shall be established and no segregate of assets shall be made to assure payment of such amounts.

4.2    Status of Participants.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Corporation and any Participant or any other person. To the extent that any person acquires a right to receive any amount from the Corporation under the Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

ARTICLE V

ENTITLEMENT TO BENEFITS

5.1    Normal Benefit Entitlement Date.  A Participant’s Normal Benefit Entitlement Date shall be the first day of the month following the date upon which the Participant has both attained age seventy-two (72) and has terminated service on the Board.

5.2    Early Benefit Entitlement Date.  A Participant’s Early Benefit Entitlement Date shall be the first day of the month following the date upon which the service of a Participant who completed at least ten (10) years of service as an Outside Director terminates, regardless of the Participant’s age at the time of such termination. No benefit shall be payable hereunder to a Participant who has not attained age seventy-two (72), or who has not completed ten (10) years of service as an Outside Director.

5.3    Disability Benefit Entitlement Date.  A Participant’s Disability Benefit Entitlement Date shall be the first day of the month following the date upon which the Board or Committee determines that a Disability has been incurred or such other earlier date as determined by the Board or Committee.

ARTICLE VI

BENEFIT AMOUNT

6.1    Amount of Benefit.  The amount of the benefit payable hereunder shall be Two Thousand Dollars ($2,000,00) per month.

6.2    Duration of Payments.  Monthly payments shall commence as of the first day of the month following the day in which the Normal Benefit Entitlement Date, Disability Benefit Entitlement Date or death occurs or as soon thereafter as is administratively convenient. In the case of the Early Benefit Entitlement Date, monthly payments shall commence as of the first day of the month following the day on which the Participant attains age sixty-five (65) or, if his Early Benefit Entitlement Date occurs after he has attained age sixty-five (65), on the first day of the month following the Early Benefit Entitlement Date or as soon thereafter as is administratively convenient. Monthly payments shall continue for the number of months that equals the number of months in which the Outside Director was a Participant in the Plan and maintained his status as an Outside Director. Upon death prior to the date upon which payments would cease, remaining payments shall continue to be made to the Beneficiary.

ARTICLE VII

SUSPENSION OF BENEFITS

7.1    Resumption of Board Membership.  If a retired Outside Director returns to membership on the Board, the benefits payable to him under the Plan shall cease for so long as he continues to be a member of the Board. Upon subsequent retirement, the Outside Director’s annual benefit under the Plan shall be redetermined pursuant to Article VI above, on the basis of the payment terms then in effect; however, no month of service as an Outside Director shall be counted more than once.

7.2    Status as Employee.  If a retired Outside Director becomes an employee of the Corporation or any of its subsidiaries or affiliates, the benefit payable to him under the Plan shall cease for so long as he remains an employee thereof. Upon subsequent termination of employment, payment of the Outside Director’s annual benefit under the Plan shall be resumed in the same monthly amount as in effect prior to such period of employment; however, no month of service as an Outside Director shall be counted more than once.

7.3    Status as Consultant.  If a retired Outside Director is engaged by the Corporation or by any of its subsidiaries or affiliates to render services as a consultant or in a consulting capacity, and not as an employee, benefit payments hereunder shall not be terminated or otherwise affected by the rendering of such services.

ARTICLE VIII

MISCELLANEOUS

8.1    Right to Amend or Terminate.  The Board reserves the right at any time, from time to time, to modify, suspend, amend, or terminate the Plan in whole or in part; provided, however, that no such amendment or termination shall adversely affect the rights of any Participant or Beneficiary under the Plan who at such time is receiving benefits, or of any member of the Board who has nine (9) or more years of Board membership.

8.2    Board Member Relationships.  Nothing contained herein shall be deemed to give any Board member the right to be continued as a member of the Board, to modify or affect the terms of Board membership or to interfere with the right of shareholders of the Corporation to elect members of the Board.

8.3    Nonalienation of Benefits.  To the extent permitted by law, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge or encumbrance. Any attempt to anticipate, alienate, sell, transfer, assign, attach, pledge or encumber the same shall be void, and no amount payable under the Plan shall be in any manner liable to or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary.

8.4    Payments to Minors and Incompetents.  If a Participant or any other person entitled to receive any benefit hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefit, or is a minor, such benefit shall be paid to such person(s) as the Committee may designate or to a duly appointed guardian. Any such payment shall be in complete discharge of the liability of the Plan to the Participant or any such other person.

8.5      Required Information.  Each Participant shall file with the Committee such pertinent information concerning himself, his Spouse, children or other dependents or any other person as the Committee may specify, and no Participant, Spouse, Beneficiary or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to him.

8.6      Missing Persons.  If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, may direct that such payment and all remaining payments otherwise due to such person be permanently cancelled.

8.7      Gender and Number.  Wherever used herein, the masculine gender shall include the feminine gender and the singular shall include the plural, unless the context indicates otherwise.

8.8      Interpretation.  The Board and the Committee shall have responsibility for the administration and interpretation of the Plan, including determination of the amount of benefits payable in the event of a dispute. Any determination or interpretation of the Board or Committee with respect to the Plan shall be final, binding and conclusive on all persons.

8.9      Withholding.  The Corporation shall withhold from any benefits payable under the Plan all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.10    Governing Law.  The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California.